EX-99.B(j)scconsnt

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-82447 on Form N-1A of Waddell & Reed Advisors Small Cap Fund, Inc. of our report dated August 8, 2003 appearing in the Annual Report to Shareholders for the fiscal year ended June 30, 2003, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/Deloitte & Touche LLP
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Deloitte & Touche LLP
Kansas City, Missouri
October 27, 2003